CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (this “Agreement”) is entered into and effective as of October 1, 2025 (the “Effective Date”), by and between Community Bank (the “Bank”) and James E. Mele (“Executive”). Any reference to the “Company” means CB Financial Services, Inc., the stock holding company of the Bank.
WHEREAS, the Bank wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and
WHEREAS, to induce Executive to commence and continue employment with the Bank and to provide further incentive to achieve the financial and performance objectives of the Bank, the parties desire to specify the benefits which shall be due to Executive upon Executives termination of employment under certain circumstances in the event of a Change in Control.
NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.    Term and Annual Renewal. The initial term of this Agreement will begin as of the Effective Date and will continue for twenty-four (24) full calendar months. Commencing on May 1, 2026 and continuing on May 1st of each calendar year thereafter (each, the “Renewal Date”), this Agreement will renew so that the remaining term will be twenty-four (24) months after each Renewal Date; provided, however, that in order for this Agreement to renew, beginning in 2026, the disinterested members of the Board of Directors of the Bank (the “Board”) must affirmatively approve the renewal of this Agreement and include that decision in the minutes of the Board’s meeting. If the disinterested members of the Board decide not to renew this Agreement, then the Board will provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) no later than five business days after such action is taken, in which event this Agreement will terminate twenty-four (24) months from the prior Renewal Date. The failure of the disinterested members of the Board to take the actions set forth herein before any Renewal Date will result in the automatic non-renewal of this Agreement, even if the Board fails to affirmatively issue the Non-Renewal Notice to Executive. Reference herein to the term of this Agreement will refer to both the initial term and the extended terms. Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction that would be considered a Change in Control as defined below, then the term of this Agreement shall be extended and shall terminate twenty-four (24) months following the date on which the Change in Control occurs.
2.    Terms of Employment.
(a)    Position and Responsibilities. Executive will serve as Executive Vice President, Director of Specialty Deposits of the Bank or any successor executive position with the Bank with similar authorities and responsibilities (the “Executive Position”) and will perform the duties and will have all powers associated with such position as set forth in any job description provided to Executive by the Bank. During his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties; provided, however, that Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case the service does not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.
(b)    Base Salary. The Bank will pay Executive an initial base salary of $285,000.00 per year (“Base Salary”). Executive’s Base Salary will be payable in accordance with the customary payroll practices of the Bank. Following a Change in Control and during the term of this Agreement, the Board may increase, but not decrease (other than a decrease which is applicable to all senior officers of the Bank and in a percentage not exceeding the percentage decrease for other senior officers), Executive’s Base Salary, as the Board deems appropriate. Any change in Base Salary will become Executive’s new “Base Salary” for purposes of this Agreement.
(c)    Benefits and Incentive Compensation. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank. Executive will also be entitled to participate in any bonus, incentive plan or similar arrangements of the Bank in which Executive is eligible to participate.
3.    Definitions. Unless defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below for purposes of this Agreement.
(a)    Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:
(i)    Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;
(ii)    Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (ii) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities;
(iii)    Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period or who is appointed to the board as the result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation (“FDIC”) shall be deemed to have also been a director at the beginning of such period; or
(iv)    Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.
(b)    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by Executive, when without Executive’s express written consent, any of the following occurs:
(i)    a material reduction in Executive’s Base Salary or benefits provided to Executive (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law)); or
(ii)    a change in the Executive’s employment position that results in Executive working in a different position and, or, department that requires knowledge and expertise that Executive does not possess and cannot reasonably obtain.
Notwithstanding the foregoing, prior to any termination of employment for Good Reason, Executive must first provide written notice to the Board within 90 days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within 30 days of the date the Board received the written notice from Executive, but the Bank may waive its right to cure. If the Bank remedies the condition within such 30-day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such 30-day cure period, then Executive may deliver a notice of termination for Good Reason at any time within 60 days following the expiration of such cure period.
(e)    Termination for Cause. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:
(i)    material 6act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;
(ii)    willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;
(iii)    incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);
(iv)    breach of fiduciary duty involving personal profit;
(v)    intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
(vi)    willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference, or
(vii)    material breach by Executive of any provision of this Agreement.
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board, at a meeting of the Board called and held for the purpose of finding that, in good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel) that Executive was guilty of the conduct described in any of the paragraphs (i) through (vii) above.
4.    Benefits upon Termination in Connection with a Change in Control. In the event of a Change in Control followed by Executive’s involuntary termination of employment by the Bank for reasons other than Termination for Cause or Executive’s voluntary termination of employment by Executive for Good Reason (either occurring during the term of this Agreement following the Change in Control), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to two (2) times the sum of (i) the highest rate of annual Base Salary paid to Executive during the calendar year of Executive’s date of termination or either of the two (2) calendar years immediately preceding Executive’s date of termination and (ii) the average of the annual cash bonus earned by Executive for the three years preceding the year in which the Change in Control. The payment will be payable within 30 days following Executive’s date of termination and will be subject to applicable withholding taxes.
In addition, the Bank will continue to provide to Executive with medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to Executive’s termination under the same cost-sharing arrangements that apply for active employees of the Bank as of Executive’s date of termination. Such continued coverage shall cease upon the earlier of: (i) the date which is 24 months from Executive’s date of termination or (ii) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to benefits with such other employer that are substantially similar to the health and welfare benefits provided by the Bank. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of: (i) Executive’s date of termination; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.
5.    280G Cutback. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate payments or benefits to be made or afforded to Executive under this Agreement , either as a stand-alone benefit or when aggregated with other payments to, or for the benefit of, Executive (collectively referred to as the “Change in Control Benefits”) that are contingent on a change in control (as defined under Code Section 280G), constitute an “excess parachute payment” under Code Section 280G or any successor thereto, and in order to avoid such a result, Executive’s benefits payable under this Agreement shall be reduced by the minimum amount necessary so that the Change in Control Benefits that are payable to Executive are not subject to penalties under Code Sections 280G and 4999.
6.    Source of Payments. All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor to the Bank).
7.    Effect on Prior Agreements and Conflicting Agreements.
(a)    This Agreement contains the entire understanding between the parties with respect to the matters agreed to herein. All prior agreements between the Bank and Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.
(b)    Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations under this Agreement to the Bank.
8.    Post-Termination Non-Solicitation of Customers or Employees.
(a)    In exchange for entering into this Agreement, for a period beginning the date of this Agreement to one year following Executive’s termination of employment with the Bank, Executive shall not, except as otherwise permitted in writing by the Bank: (i) directly or indirectly solicit persons or entities who were customers or referral sources of the Bank or its affiliates within one year Executive’s termination of employment, to a become customer or referral source of a person or entity other than the Bank or its affiliates; or (ii) directly or indirectly solicit any employee of the Bank or its affiliates who were employed within one year of Executive’s termination of employment to work for anyone other than the Bank or its affiliates.
(b)    Executive agrees that the restrictions contained in this Agreement are fair and reasonable and necessary for the protection of the legitimate business interests of the Bank, and the parties intend that such restrictions be enforceable and enforced to their fullest extent. Executive acknowledges that he can earn a livelihood without violating any of the undertakings contained in this Agreement, and that the restrictions in this Agreement will not prevent him from obtaining employment in different jobs within his chosen field of work. Executive further acknowledges that it would take at least 8 months to locate, hire and adequately train a replacement and to give Executive’s replacement sufficient time to develop a good business relationship with the clients with whom Executive has worked or will work during employment with the Bank.
(c)    Executive acknowledges that any violation of this Agreement may subject him to a civil action for money damages by the Bank for losses sustained as a result of the breach of this Section 8 or any covenants contained herein. Executive recognizes that the Bank’s remedies at law may be inadequate and that the Bank shall have the right to seek injunctive relief in addition to any other remedy available to it. If Executive breaches the covenants contained herein, the Bank has the right to seek issuance of a court-ordered injunction as well as any and all other remedies and damages, to compel the enforcement of the terms stated herein. This provision with respect to injunctive relief shall not, however, diminish the right of the Bank to claim and recover damages in addition to injunctive relief.
9.    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
10.    Binding on Successors. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
11.    Modification and Waiver.
(a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
12.    Required Provisions.
(a)    The Board may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after Executive’s termination for Cause.
(b)    Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
(c)    Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation 1.409A-1(h)(ii).
(d)    Notwithstanding the foregoing, in the event Executive is a Specified Employee (as defined herein) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then, solely, to the extent required to avoid penalties under Code Section 409A, Executive’s payments shall be delayed until the first day of the seventh month following Executive’s Separation from Service. A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section

416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.
13.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania but only to the extent not superseded by federal law.
14.    Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
15.    Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Community Bank 2111 North Franklin Drive Washington, PA 15301

To Executive:	Most recent address on file with the Bank

IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

COMMUNITY BANK

By:
Name: John H. Montgomery
Title: President & CEO

EXECUTIVE

James E. Mele